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                                                                    EXHIBIT 8.1

                     [GRAYDON, HEAD & RITCHEY LETTERHEAD]


                                June 6, 1996


Jacor Communications, Inc.
1300 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202

     Re:  Registration Statement on Form S-3, File No. 333-02495
          ------------------------------------------------------

Ladies and Gentlemen:

     We are acting as your counsel in connection with the registration under the Securities Act of 1933, as amended, of $258,750,000 aggregate principal amount at maturity of Liquid Yield Option-TM- Notes due 2011 (the "LYONs") of Jacor Communications, Inc. (the "Company"). In that capacity, we have examined the Registration Statement on Form S-3, File No. 333-02495 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission in connection with the proposed public offering of the LYONs.

     We hereby confirm our opinion set forth in the Prospectus in the second full paragraph under the caption "Certain United States Federal Income Tax Considerations." Furthermore, we are of the opinion that the section in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," while not purporting to discuss all tax matters relating to the LYONs, set forth the material United States federal income consequences of the LYONs, subject to qualifications set forth therein.

     The foregoing is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or different interpretations by the Internal Revenue Service or the courts. For your information, as of the date of this letter, legislation has

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Jacor Communications
June 6, 1996
Page 2


been proposed by the Clinton Administration in the Revenue Reconciliation Bill of 1996 that if passed, would potentially alter the tax treatment to the Company of the OID interest on the LYONs but not to the Holders of the LYONs. The legislation as proposed would be effective generally for convertible debt such as the LYONs issued after December 7, 1995. Recently the Chairman of the Senate Finance Committee as well as the Chairman of the House Ways and Means Committee have announced that if the legislation as proposed were to be enacted, the effective date would be no earlier than the date of appropriate Congressional action. Nevertheless, no assurances can be given that this would be the case and thus no assurances can be given that the new rules would not apply to the LYONs.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Prospectus which forms a part thereof.


                                       Very truly yours,

                                       GRAYDON, HEAD & RITCHEY


                                       By: /s/ Henry G. Alexander
                                           Henry G. Alexander